Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-42895, No. 33-42899, No. 33-42908, No. 33-42909, No. 333-04615, No. 333-33336, No. 333-70948, No. 333-103510, No. 333-113149, and No. 333-122881) of Healthways, Inc. of our reports dated November 13, 2006, with respect to the consolidated financial statements of Healthways, Inc. and Subsidiaries, Healthways, Inc. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Healthways, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended August 31, 2006.

/s/Ernst & Young LLP

Nashville, Tennessee

November 13, 2006